Exhibit 99

Dillard’s Celebrates Long Standing Partnership with Ronald McDonald House Charities®

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s or “the Company”) announced today that it will make a significant contribution of over $76,000 to Ronald McDonald House Charities (RMHC®). This donation was made possible through the sale of Dillard’s exclusive holiday CDs entitled Give a Little, Get a Lot.

In recognition of the varied musical tastes of its customers, the retailer produced two versions of the CD; one version featured country artists such as LeAnn Rimes and Randy Travis and another CD had renditions of Christmas favorites by contemporary artists such as Jewel and Tyler Hilton. Profits from those sales were earmarked to benefit Ronald McDonald Houses serving local communities in which Dillard’s operates.

With this year’s contribution, Dillard’s has now donated over $3.8 million to Ronald McDonald Houses over the past 14 years. Denise Mahaffy, Vice President of Advertising for Dillard’s, said, “Our long-standing commitment to Ronald McDonald House Charities and the support we lend to the good work the Houses do in our communities continues to be a source of pride for everyone at Dillard’s.”

Marty Coyne, Vice-President of Ronald McDonald House Charities, said, “Once again we are thankful to Dillard’s for its steadfast support of Ronald McDonald House Charities over these many years. It is corporate sponsors like Dillard’s that provide the invaluable help we need to fund our work helping families during those difficult days and nights when their seriously ill children are receiving medical care in hospitals away from home.”

About Ronald McDonald House Charities®

Ronald McDonald House Charities, a non-profit 501(c)3 corporation, creates, funds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House®, Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $440 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

About Dillard’s

Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates approximately 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965